                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Post Properties, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       (Post Properties, Inc. Letterhead)

                                 March 31, 1999

Dear Shareholder:

     We cordially invite you to attend the 1999 Annual Meeting of Shareholders of Post Properties, Inc. to be held on Friday, May 7, 1999, at 9:00 a.m. local time, at our new offices at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057.

     The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement provided herewith.

     Please date, sign, and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

     On behalf of your board of directors, thank you for your continued support and interest in Post Properties, Inc.

                                          Sincerely,
                                          /s/ John A. Williams
                                          John A. Williams
                                          Chairman of the Board and
                                          Chief Executive Officer

                          (Post Properties, Inc. Logo)

                             POST PROPERTIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 7, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Post Properties, Inc. will be held at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, on Friday, May 7, 1999 at 9:00 a.m., local time, for the following purposes:

     (i) To elect one director to serve until the 2000 Annual Meeting of Shareholders, and three directors to serve until the 2002 Annual Meeting of Shareholders; and

     (ii) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only the holders of record of common stock of the Company at the close of business on March 15, 1999 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. A list of shareholders as of the close of business on March 15, 1999, will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent, or his attorney.

     Your attention is directed to the Proxy Statement provided with this Notice.

                                          By Order of the Board of Directors,

                                          /s/ Sherry W. Cohen
                                          Sherry W. Cohen
                                          Executive Vice President
                                          and Secretary
Atlanta, Georgia
March 31, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                             POST PROPERTIES, INC.
                                 ONE RIVERSIDE
                       4401 NORTHSIDE PARKWAY, SUITE 800
                          ATLANTA, GEORGIA 30327-3057

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 1999

     The 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Post Properties, Inc. (the "Company") will be held on May 7, 1999, at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327, beginning promptly at 9:00 a.m. local time. The enclosed form of proxy is solicited by the board of directors of the Company. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to holders of common stock of the Company on or about March 31, 1999.

Q:  WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A: You are receiving a Proxy Statement and proxy card from us because you own shares of common stock of the Company. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint John A. Williams and John T. Glover as your representatives at the meeting. Mr. Williams and Mr. Glover will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Williams and Mr. Glover will vote your shares, under your proxy, in accordance with their best judgment.

Q:  WHAT IS THE RECORD DATE?

A: The record date is set for March 15, 1999. Only holders of common stock of record as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:  HOW MANY SHARES ARE OUTSTANDING?

A: As of the record date, the Company had 38,172,011 shares of common stock outstanding, in addition to 5,215,724 outstanding units of limited partnership in Post Apartment Homes, L.P., which are convertible into shares of common stock on a one-for-one basis.

Q:  WHAT AM I VOTING ON?

A: You are being asked to vote on the election of four directors. No cumulative rights are authorized and dissenters' rights are not applicable to the matter being voted upon. The section entitled "Election of Directors" gives you more information on the nominees for election to our board of directors.

Q:  HOW DO I VOTE?

A:  YOU MAY VOTE BY MAIL.

You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you return a signed card but do not provide voting instructions, your shares will be voted for the four named nominees.

     YOU MAY VOTE IN PERSON AT THE MEETING.

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical share certificate, you must request a legal proxy from your stockbroker in order to vote at the meeting.

We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

Q:  WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A: It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:  WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

A: You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

     - signing another proxy with a later date,

     - voting in person at the Annual Meeting, or

     - giving written notice to the Secretary of the Company.

Q:  HOW MANY VOTES DO YOU NEED TO HOLD THE MEETING?

A:  Shares are counted as present at the meeting if the shareholder either:

     - is present and votes in person at the meeting, or

     - has properly submitted a proxy.

A majority of the Company's outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

Q:  WHAT IF I ABSTAIN FROM VOTING?

A: Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of a vote, including the election of directors.

Q:  HOW MANY VOTES MUST THE NOMINEES HAVE TO BE ELECTED?

A: The four nominees receiving the highest number of yes votes will be elected as directors. This number is called a plurality. We use the phrase "yes vote" to mean a vote for a director.

Q:  WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

A: If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under New York Stock Exchange rules to vote their customers' unvoted shares on certain "routine" matters, including election of directors.

If you do not vote your proxy, your brokerage firm may either:

     - vote your shares on routine matters, or

     - leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. However, a brokerage firm cannot vote customers' shares on non-routine matters. Accordingly, these shares are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.

Q:  WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR RE-ELECTION?

A: The board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees.

Q:  HOW ARE VOTES COUNTED?

A: You may vote either "for" or "against" each nominee. If you just sign your proxy card with no further instructions, your shares will be counted as a yes vote for each director.

Voting results will be tabulated and certified by our transfer agent, Boston EquiServe.

Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A: We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 1999. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting:

     - Our Secretary at Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057; or

     - The Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room; or

     - Through the EDGAR system at www.sec.gov.

                             ELECTION OF DIRECTORS

     Our Bylaws require at least three and no more than fifteen directors to constitute a full board of directors. Currently the board of directors is set at eight members. The Bylaws divide the board of directors into three classes with the directors in each class serving a term of three years. At the Annual Meeting, there are four directors who have been nominated to stand for reelection as directors. In addition to the four nominees, there are four other directors continuing to serve on the board of directors, whose terms expire in 2000 and 2001.

     Except as otherwise provided in this Proxy Statement, a proxy cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The board of directors has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Annual Meeting any of the nominees should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the board of directors to elect substitute nominees recommended by the board of directors. In no event, however, can a proxy be voted to elect more than four directors.

     The following list sets forth the names of the nominees and also contains, as to each nominee and incumbent director, certain biographical information, a brief description of principal occupation and business experience during the past five years, directorships of companies (other than the Company) presently held, and certain other information. This information has been furnished by the respective individuals.

NOMINEES FOR ELECTION

     Russell R. French has been a director of the Company since July 1993. Mr. French is currently, and has been for more than five years, a general partner of Moseley & Co. I and II and a member of Moseley & Co. III from 1994 and a member of Moseley & Co. IV from 1998, each of which is the general partner or manager of a venture capital fund. Mr. French is 53 years old.

     Zell Miller has been a director of the Company since January 1999. Mr. Miller is the immediate past governor of Georgia, a post at which he served from January 1991 to January 1999. Former Governor Miller is also an educator and historian, and he presently serves on the teaching faculties of Emory University, the University of Georgia and Young Harris College. He is 67 years old.

     Charles E. Rice has been a director of the Company since 1997. Since December 1998, Mr. Rice has been Vice Chairman of Corporate Development of Bank of America. Mr. Rice served as the Chairman of NationsBank, Inc. from January 1998 to October 1998, and as the Chairman of the Board and Chief Executive Officer of Barnett Banks, Inc. from 1984 until January 1998. He is also a director of CSX Corporation and Sprint Corporation. Mr. Rice is 63 years old.

     John A. Williams has been a director of the Company since its inception in 1971. Mr. Williams is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Williams founded the business of the Company in 1971 and since that time has acted as Chairman and Chief Executive Officer. Mr. Williams is also a director of Crawford & Company and the Atlanta Regional Commission and is Chairman of the Metro Atlanta Chamber of Commerce. Mr. Williams is 56 years old.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ZELL MILLER, CHARLES E. RICE AND JOHN A. WILLIAMS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2002 OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED, AND FOR RUSSELL R. FRENCH TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2000 OR UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIED.

INCUMBENT DIRECTORS -- TERM EXPIRING 2000

     Herschel M. Bloom has been a director of the Company since May 1994. Mr. Bloom is currently, and has been for more than five years, a partner in the law firm of King & Spalding, which has represented the Company since 1971. Mr. Bloom is also a director of Russell Corporation. Mr. Bloom is 56 years old.

     J.C. Shaw has been a director of the Company since July 1993. Mr. Shaw is currently, and has been for more than five years, Chairman Emeritus of the Board of Shaw Industries, Inc., a carpet manufacturer. Mr. Shaw is 69 years old.

INCUMBENT DIRECTORS -- TERM EXPIRING 2001

     Arthur M. Blank has been a director of the Company since May 1994. Mr. Blank has been Chief Executive Officer of The Home Depot, Inc. since 1997 and was President, Chief Operating Officer and a director of The Home Depot, Inc. since its founding in 1978. Mr. Blank is also a director of Cox Enterprises, Inc. Mr. Blank is 56 years old.

     John T. Glover has been a director of the Company since 1984. Mr. Glover joined the Company in 1984 and since that time has acted as its President, Chief Operating Officer and Treasurer. Mr. Glover is a director of Haverty Furniture Companies, Inc., SunTrust Bank of Georgia, Inc. and SunTrust Bank, Atlanta. In addition, he is a member of the Boards of The National Association of Real Estate Investment Trusts, the National Realty Committee and the National Multi-Housing Council. Mr. Glover is 52 years old.

MEETINGS OF THE BOARD OF DIRECTORS

     During 1998, the board of directors held eight meetings. Messrs. Williams, Glover and Shaw each attended 100% of all board of directors and committee meetings in 1998. Messrs. Bloom and Rice attended at least 88% of all board of directors and 100% of all committee meetings in 1998. Messrs. French and Blank attended approximately 63% of all board of directors and 100% of all committee meetings in 1998.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The board of directors has established an Audit Committee (the "Audit Committee") that consists of Messrs. Bloom, French and Shaw. Mr. French currently serves as Chairman of the Audit Committee. The Audit Committee is responsible for recommending to the board of directors the firm to be employed as independent auditors of the Company, reviewing with the independent auditor the Company's financial statements and internal accounting controls and the plans and results of the audit engagement, approving the professional services provided by the independent auditor, reviewing the independence of the independent auditor, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. During 1998, the Audit Committee held three meetings.

     Compensation Committee. The board of directors has established an Executive Compensation Committee (the "Compensation Committee") that consists of Messrs. Blank and Rice. Mr. Rice was appointed to the Compensation Committee in February 1998. Mr. Blank currently serves as Chairman of the Compensation Committee. The Compensation Committee is responsible for making recommendations, at least annually, to the board of directors regarding the policies of the Company relating to, and the amounts and terms of, all compensation of executive officers of the Company and administering and discharging in full the authority of the board of directors with respect to the Employee Stock Plan and the Profit Sharing Plan. During 1998, the Compensation Committee held three meetings.

     The Company does not have a nominating committee.

COMPENSATION OF DIRECTORS

     We pay our directors who are not employees of the Company fees for their services as directors. Directors receive annual compensation of $12,000 plus a fee of $500 for attendance (in person or by telephone) at each meeting of the board of directors, but not for committee meetings. In February 1998, the board of directors authorized the payment of such fees in shares of common stock, at the election of the directors. Directors are reimbursed for all out-of-pocket expenses incurred in attending all board of directors and committee meetings.

     Each director who is serving as such on December 31 of each year and who has served as such for more than one year, on each December 31, automatically receives a grant of options to purchase 3,000 shares of common stock at an exercise price equal to 100% of the fair market value of the common stock on the date of such grant. Pursuant to this plan, each of Messrs. Blank, Bloom, French and Shaw received a grant of options to purchase 3,000 shares of common stock on December 31, 1998. In addition, on the date of his initial appointment to the board of directors, each director automatically receives a grant of options to purchase that number of shares of common stock determined by dividing $10,000 by the fair market value per share of the common stock on the date of such grant at an exercise price equal to 100% of the fair market value of the common stock on such date. Pursuant to this plan, Mr. Miller received a grant of options to purchase 268 shares of common stock on January 15, 1999. In the event of a change of control of the Company, the board of directors may unilaterally cancel a director's option to purchase common stock as of any date to the extent then unexercised after advance written notice to each affected director.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of shares of common stock as of March 1, 1999 for (1) our directors, (2) our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively the "Named Executive Officers"), (3) the directors and executive officers of the Company as a group and (4) each shareholder that holds more than a 5% interest in the Company. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and disposition power. The address of each executive officer is c/o Post Properties, Inc., One Riverside, Suite 800, 4401 Northside Parkway, Atlanta, Georgia 30327.

                                                           TOTAL NUMBER
                                NUMBER        NUMBER OF      OF UNITS
      NAME AND ADDRESS         OF SHARES     EXERCISABLE   BENEFICIALLY                 PERCENT OF
     OF BENEFICIAL OWNER         OWNED       OPTIONS(1)      OWNED(2)         TOTAL      CLASS(3)
     -------------------       ---------     -----------   ------------     ---------   ----------
DIRECTORS AND EXECUTIVE
  OFFICERS:
John A. Williams.............    872,335        313,370     1,922,134(4)    3,107,839       8.1%
John T. Glover...............    337,733(5)     313,370       695,344(6)    1,346,447       3.5%
W. Daniel Faulk, Jr..........        538         68,912       141,810         211,260      *
Jeffrey A. Harris............     28,031(7)      48,570         1,396          77,997      *
Arthur E. Lomenick...........      6,971         37,415            --          44,386      *
Arthur M. Blank..............     22,652          4,876            --          27,528      *
Herschel M. Bloom............      8,420          4,876            --          13,296      *
Russell R. French............      8,194(8)       5,241            --          13,435      *
Zell Miller..................         --            268            --             268      *
Charles E. Rice..............     15,000          3,248            --          18,248      *
J.C. Shaw....................    170,979          4,248            --         175,227      *
All executive officers and
  directors as a group (24
  persons)...................  1,497,784      1,083,455     2,583,355       5,164,594      13.5%

OTHER FIVE PERCENT
  SHAREHOLDERS:
ABKB/LaSalle Securities
  Limited Partnership(9).....  2,017,690             --            --       2,017,690       5.3%

------------------

 * Less than 1%
(1) Includes options that become exercisable on or before May 1, 1999. Does not include options that become exercisable when the market price of the common stock maintains a certain level.
(2) Includes the number of shares of common stock into which Units of limited partnership interests in Post Apartment Homes, L.P. ("Units") beneficially owned by the person are redeemable (if the Company elects to issue shares of common stock rather than pay cash upon such redemption.) Units are redeemable for common stock or cash, at the option of the Company.
(3) Based on an aggregate of 38,170,598 shares of common stock issued and outstanding as of March 1, 1999. Assumes that all options beneficially owned by the person are exercised and all Units beneficially owned by the person are redeemed for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised and none of the Units beneficially owned by other persons are redeemed for shares of common stock.

(4) Includes (i) 1,589,625 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Williams through control of certain limited partnerships and (ii) 209,839 shares of common stock (of which Mr. Williams has shared voting and disposition power) issuable upon redemption of Units deemed beneficially owned by Mr. Williams through his control of a corporation (which shares are also shown as being beneficially owned by Mr. John T. Glover).
(5) Includes (i) 2,476 shares deemed beneficially owned by Mr. Glover as Trustee for the John A. Williams 1989 Trust, (ii) 1,408 shares deemed beneficially owned by Mr. Glover as Trustee for the John A. Williams 1988 Trust and (iii) 321 shares owned by Mr. Glover's spouse.
(6) Includes (i) 405,426 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of certain limited partnerships, (ii) 11,189 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover as trustee of a trust for the benefit of Mr. Williams' family, and (iii) 209,839 shares of common stock (of which Mr. Glover has shared voting and disposition power) issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of a corporation (which shares are also shown as being beneficially owned by Mr. John A. Williams).
(7) Includes 100 shares of common stock owned by Mr. Harris' children and 200 shares held by Mr. Harris' spouse.
(8) Includes 440 shares of common stock held by Mr. French's spouse and 300 shares owned by Mr. French's spouse as trustee for her mother.
(9) Represents shares of common stock beneficially owned by ABKB/LaSalle Securities Limited Partnership ("ABKB LaSalle"). Does not include 557,770 shares of common stock owned by LaSalle Advisors Capital Management, Inc., an affiliate of ABKB/LaSalle, with whom ABKB/ LaSalle is deemed to form a "group" for Schedule 13G reporting purposes. This information is included in reliance upon a Schedule 13G filed by ABKB/LaSalle with the Commission on February 11, 1999. The address of ABKB/LaSalle is 200 East Randolph Drive, Chicago, Illinois 60601.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation earned by our Named Executive Officers.

                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                               ANNUAL COMPENSATION                    AWARDS
                                                 -----------------------------------------------   -------------
                                                                                      OTHER         SECURITIES
                                                                                     ANNUAL         UNDERLYING
          NAME AND PRINCIPAL POSITION            YEAR   SALARY($)     BONUS($)   COMPENSATION(1)   OPTIONS(#)(2)
          ---------------------------            ----   ---------     --------   ---------------   -------------
John A. Williams...............................  1998   $325,000(3)   $     --     $  182,170          82,542(4)
  Chairman of the Board of                       1997    250,000            --        215,627          26,187
  Directors and Chief                            1996    250,000       103,082        141,861          21,131
  Executive Officer
John T. Glover.................................  1998    325,000(3)         --        100,924         178,422(5)
  President, Chief Operating                     1997    250,000            --        143,980          26,187
  Officer and Treasurer                          1996    250,000       103,082         84,524          21,131
Jeffrey A. Harris..............................  1998    205,000        98,400        264,610          64,000
  President -- Post Apartment                    1997    175,000         8,663        264,450         203,856
  Management                                     1996    168,000        51,088        261,024          10,472
W. Daniel Faulk, Jr............................  1998    185,000        88,000             --          64,000
  President -- Post Apartment                    1997    175,000        25,410             --          11,311
  Development                                    1996    168,000        69,271             --          12,780
Arthur E. Lomenick(6)..........................  1998    160,000        57,783             --          48,152
  Senior Executive Vice                          1997     20,230            --             --          35,000
  President -- Post Apartment                    1996         --            --             --              --
  Development

------------------

(1) Amounts shown for Mr. Williams for 1998, 1997 and 1996 include (i) the cost of tax and financial planning by third parties in the amounts of $76,885, $91,174 and $73,627, respectively and (ii) personal use of the corporate aircraft in the amounts of $83,508, $123,013 and $65,421, respectively. Amounts shown for Mr. Glover for 1998, 1997 and 1996 include (i) the cost of tax and financial planning by third parties in the amounts of $39,190, $49,534 and $40,213, respectively and (ii) personal use of the corporate aircraft in the amounts of $48,477, $93,003 and $41,497, respectively. The amount shown for Mr. Harris for each of 1998, 1997 and 1996 includes (i) forgiveness of indebtedness in the amount of $142,857 and (ii) the cost of tax payments related to the forgiveness of such indebtedness in the amount of $115,353.
(2) Includes options granted to the Named Executive Officers for meeting certain performance goals during the year set forth, but granted in the following year.
(3) Includes $75,000 that each of Messrs. Williams and Glover elected to receive in the form of 26,132 options to purchase common stock. These options are not otherwise reflected in the table.
(4) Represents options granted in lieu of cash incentive compensation.
(5) Includes options granted in lieu of cash incentive compensation.
(6) Joined the Company in October 1997 in connection with the merger with Columbus Realty Trust.

OPTION GRANTS TABLE

     The following table sets forth information regarding option grants during 1998 to each of the Named Executive Officers:

                                 OPTION GRANTS

                                           INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                          ---------------------------------------------------      VALUE OF ASSUMED
                          NUMBER OF     PERCENT OF                               ANNUAL RATE OF STOCK
                          SECURITIES   TOTAL OPTIONS                              PRICE APPRECIATION
                          UNDERLYING    GRANTED TO     EXERCISE                     FOR OPTION TERM
                           OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
                          GRANTED(1)    FISCAL 1998    PER SHARE      DATE          5%          10%
                          ----------   -------------   ---------   ----------   ----------   ----------
John A. Williams........    52,319          3.7%        $38.94      2/19/08     $1,265,056   $3,221,151
John T. Glover..........    52,319          3.7          38.94      2/19/08      1,265,056    3,221,151
Jeffrey A. Harris.......   203,856         14.2          38.94      2/19/08      4,929,170   12,550,908
W. Daniel Faulk, Jr.....    11,311          0.8          38.94      2/19/08        273,496      696,390
Arthur E. Lomenick......    35,000          2.4          38.94      2/19/08        846,780    2,151,737

------------------
(1) Excludes options granted in 1999 that were based on the Company's 1998 performance.

FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information with respect to the value of unexercised in-the-money options held by the Named Executive Officers at December 31, 1998. There are options for which the exercise price is lower than the closing price on that date. No options were exercised by the Named Executive Officers during 1998.

                         FISCAL YEAR-END OPTION VALUES

                                         SECURITIES UNDERLYING                 VALUE OF UNEXERCISED
                                         NUMBER OF UNEXERCISED                     IN-THE-MONEY
                                          OPTIONS AT FY-END(#)                 OPTIONS AT FY-END($)
                                   ----------------------------------   ----------------------------------
              NAME                 (EXERCISABLE)   (UNEXERCISABLE)(1)   (EXERCISABLE)   (UNEXERCISABLE)(1)
              ----                 -------------   ------------------   -------------   ------------------
John A. Williams.................     143,061            35,820           $758,954             --
John T. Glover...................     143,061            35,820            758,954             --
Jeffrey A. Harris................      47,285           214,328            343,901             --
W. Daniel Faulk, Jr..............      65,142            24,091            469,491             --
Arthur E. Lomenick...............      30,749            35,000            219,285             --

------------------
(1) Based on a closing price of $38.4375 per share of common stock on December 31, 1998.

PROFIT SHARING PLAN

     The Company has adopted a qualified profit sharing plan for the benefit of employees of the Company, its subsidiaries and affiliates. An officer who is an employee is treated the same way as any other employee under the plan. An employee is eligible to share in contributions made under the plan after he has been employed on the first day of a calendar year. Thereafter an employee will share in the contributions, if any, made for each calendar year if he is an employee on the last day of such calendar year. Each participating employee's share of any contribution is (subject to certain limitations for highly compensated employees) based on the ratio that his compensation for such year bears to the compensation of all participating employees for such year. Contributions made on behalf of participating employees are credited to an account under the plan in his name, and his interest in such account begins to vest upon the completion of three years of service as an employee. Upon the completion of three years of service each employee has a 20% vested interest in his account, which continues to vest at a rate of 20% for each year of service such employee completes thereafter. Contributions are made based on a discretionary amount determined by our management. The contributions, if any, are made to a trust which is tax exempt. The assets of the trust are invested for each participating employee by the trustee at the employee's discretion among the alternatives available under the plan, including a Company stock alternative. Our contributions to the plan during 1998, 1997, and 1996 were $179,000, $158,000 and $251,000 respectively.

NONCOMPETITION AND EMPLOYMENT CONTRACT

     Each of Messrs. Williams and Glover has entered into noncompetition agreements with the Company and Post Apartment Homes, L.P. (the "Operating Partnership"). These agreements prohibit each individual, subject to certain limited exceptions, from engaging in managerial responsibilities directly or indirectly in the development, operation, management, leasing or landscaping of any upscale multifamily community for the period of his employment by the Company and the Operating Partnership or its affiliates, including Post Services, Inc. ("Post Services") and for two years from the termination of his employment and, subject again to certain exceptions and time limits, from pirating employees or soliciting customers following a termination of employment or from divulging trade secrets or confidential information. Each of Messrs. Williams and Glover has entered into an employment contract with the Company, the Operating Partnership and Post Services, effective June 1, 1998 for a term of three years with automatic one year renewal terms subject to termination. Termination is subject to six month notice by either the Company or the executive. The contracts provide for annual base compensation equal to the equivalent of $325,000, subject to any increases in base compensation approved by the Compensation Committee as well as other benefits including the right to participate in the Company's bonus programs and stock option plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, Messrs. Blank and Rice served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 1998 or any time prior thereto.

                              CERTAIN TRANSACTIONS

LANDSCAPING SERVICES

     Certain executive officers and directors employ the Company to provide landscaping services through the Company's landscaping affiliate, Post Landscape Group, Inc. During 1998, the Company received landscaping fees of $255,919 from Mr. Williams, $72,533 from Mr. Glover and $268,892 from Mr. Blank. In the aggregate, these fees included $5,697 of reimbursed expenses which the Company does not include in landscape services revenue. As a result of these transactions, $591,647 of landscape services revenue was recognized in the Company's 1998 financial statements. All landscaping services were provided to the directors at the market price for such services and to the executive officers at the cost to the Company of providing such services.

INSIDER LOANS

     In 1996, Jeffrey A. Harris, an executive officer of the Company, borrowed $1 million from the Company in order to purchase shares of our common stock. The loan bears no interest and is payable on demand. We intend to forgive this loan in certain installments equal to approximately $142,857 per year, providing that the we meet certain performance targets. Under this criteria, we forgave $142,857.14 of the loan during each of 1996, 1997 and 1998.

     In 1998, R. Byron Carlock, Jr., an executive officer of the Company, borrowed $350,000 from the Company. The loan bears interest at the Federal rate of interest as computed in respect of short-term indebtedness by the Internal Revenue Service plus one-quarter of one percent.

                        REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS:

     The Compensation Committee is comprised of two independent, non-employee directors. It is the Committee's responsibility to:

     - Make recommendations and report to the board of directors concerning matters of executive compensation,
     - Administer the Company's executive incentive plans,
     - Review compensation plans, programs and policies, and
     - Monitor the performance and compensation of executive officers.

     In performing these duties, the Compensation Committee considers recommendations from management along with other factors. The Compensation Committee has available to it an executive compensation consultant, as well as access to an extensive compensation database.

THE COMPENSATION COMMITTEE'S PHILOSOPHY

     The Compensation Committee's philosophy on establishing executive compensation programs is to:

     - Foster a highly challenging culture that motivates and retains high-performing executives,
     - Focus the compensation program on the achievement of strategic objectives that enhance shareholder value,
     - Be more performance driven than our market, and
     - Orient total compensation more toward incentive pay components rather than base salary.

     In 1999, the Company's annual incentive plan will continue to reinforce the pay-for-performance philosophy. Annual incentive opportunities will be targeted at the market median for comparable REITs. Actual incentive payouts will be determined based on a combination of corporate and business unit performance.

     As further explained below in the section entitled "Annual Incentive Plan," the Company's performance will have a dominant role in the determination of annual incentive payouts, particularly for senior corporate executives. The Company's performance will be judged based on FFO per share growth versus internally established goals as well as total return to shareholders in comparison to a peer group of multifamily REITs. This approach is aligned with the Company's objective of being more performance driven than our market and more closely links compensation to enhancing shareholder value.

     For employees with significant business unit responsibilities, a substantial portion of the annual incentive will be earned based on achieving predetermined operational and financial goals. Specific goals have been established for all of the Company's operating units.

BASE SALARY PROGRAM

     Base salary levels are determined based on the Compensation Committee's assessment of competitive market practices, individual performance over time, and each individual's role and responsibilities in the organization.

     The Company's base salaries for executive officers are consistent with market median practices of other multifamily REITs and REITs of comparable size outside of the multifamily asset class. The Compensation Committee intends to maintain this posture for base salaries, provided the practice is serving the Company's best interests.

     Annual salary increases for executive officers take into account the individual's performance, the Company's overall financial performance and changes in the competitive marketplace. The Compensation Committee considers a number of factors when evaluating individual performance. They include the executive's contribution in:

     - Generating favorable financial performance,

     - Promoting Company values,

     - Improving product and service quality,

     - Developing strong relationships with customers, suppliers, and employees, and

     - Demonstrating leadership abilities.

ANNUAL INCENTIVE PLAN

     The Company's annual incentive plan (the "Plan") promotes the Company's pay-for-performance philosophy by communicating specific annual corporate and individual business unit performance goals, based on the Company's three-year strategic plan (which is updated annually), and rewarding senior management for achievement of those goals. The Plan is structured to foster teamwork among the executive officers and to focus efforts on corporate results that directly impact shareholders, and to link individual performance to the Company's strategic plan.

     In 1998, one of the corporate performance measure was per share growth in Funds From Operations ("FFO"). FFO is defined as income or loss before minority interests of unitholders of the Operating Partnership, extraordinary items, and non-recurring formation expenses and certain non-cash items, primarily depreciation of real estate assets. Industry analysts consider FFO to be an appropriate measure of the performance of an equity REIT. Total shareholder return is the second measure of corporate performance utilized in the annual incentive plan. Total shareholder return includes both share price appreciation and dividends. The Company's total shareholder return performance was assessed relative to a peer group of multifamily REITs. Another performance measure is individual goals which are designed to promote achievement of the Company's strategic goals and recognize outstanding leadership and personal growth.

     Target awards were established at the start of the year. Actual payouts varied above or below target based on the performance level achieved.

LONG-TERM INCENTIVE PLAN

     The Committee believes that the financial interests of executive officers and managers should be closely aligned with those of shareholders through equity ownership. Performance stock option plan grant guidelines for 1998 for executive officers under the Post Properties, Inc. Employee Stock Plan were based on the same criteria used for the Annual Incentive Plan and were based on the performance of the Company, each business unit and, to a lesser extent, individual performance. Based on performance in 1998, the Committee granted 678,285 options to the Company's executive officers in February 1999.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Williams' compensation for 1998 of $325,000 consisted of a base salary, annual bonus and stock option grants. Mr. Williams was granted options to purchase 26,132 shares of common stock in lieu of a salary increase in 1998. This is consistent with the Compensation Committee's philosophy of emphasizing both short- and long-term incentives, as opposed to base salary, in the overall compensation package.

     Under the existing annual incentive plan, Mr. Williams has the opportunity to earn an annual bonus which is contingent upon the Company achieving predetermined FFO per share objectives, as well as the Company's total shareholder return as measured relative to a peer group of multifamily REITs. The Compensation Committee believes that Mr. Williams' bonus payout opportunity at budgeted and outstanding FFO performance is conservative versus market practices. In 1998, Mr. Williams earned a bonus payout of $124,638 based on the Company's performance. In order to reinforce the link with shareholder interests, the Compensation Committee determined that it was in the best interest of the Company and shareholders to grant Mr. Williams options in lieu of his cash incentive bonus. Consequently, options to purchase 82,542 shares of common stock having a Black-Scholes value of $1.51 per share were granted to Mr. Williams in February 1999 in lieu of his cash incentive bonus.

     Mr. Williams will continue to participate in an annual incentive plan. In an effort to more closely link Mr. Williams' bonus with value created for shareholders, Mr. Williams' incentive will be determined not only based on meeting FFO per share growth goals, but also by the Company's achieving significant total shareholder return objectives. Under the Plan, the Company's total return performance will be judged versus the performance of a peer group of multifamily REITs. The Company must achieve a total shareholder return which is at least at the 60th percentile among the peer group in order for Mr. Williams to receive incentive compensation.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company's employees, unless certain requirements are met.

     Currently, the Compensation Committee does not believe that there is risk of losing deductions under the new law. However, in the future, the Compensation Committee intends to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. It will use its best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of the Company to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934 (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

By the Compensation Committee:
Arthur M. Blank
Charles E. Rice

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares our performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). The stock price performance graph assumes an investment of $100 in the Company and in the two indexes on January 1, 1994 and further assumes the reinvestment of all dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. Stock price performance, presented quarterly for the period from March 1, 1994 through December 31, 1998 is not necessarily indicative of future results.

                         PPS           S&P 500         NAREIT
                     ----------      -----------     ----------

March       1994        95.03            96.19          103.40
June        1994       105.09            96.58          105.31
September   1994       102.38           101.33          103.15
December    1994       108.63           101.31          103.17
March       1995       103.88           111.17          103.00
June        1995       107.77           121.72          109.05
September   1995       112.19           131.40          114.19
December    1995       117.17           139.23          118.92
March       1996       121.44           146.70          121.63
June        1996       134.23           153.28          127.04
September   1996       141.09           158.02          135.35
December    1996       157.09           171.19          160.86
March       1997       150.90           175.78          161.98
June        1997       162.95           206.47          170.04
September   1997       162.05           221.94          190.13
December    1997       168.07           228.32          193.45
March       1998       167.97           260.16          192.55
June        1998       164.52           268.77          183.72
September   1998       168.02           242.03          164.39
December    1998       169.75           293.57          159.59


     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission certain reports with respect to each such person's beneficial ownership of the Company's equity securities. Based solely upon a review of the copies of such reports and certain representations of such persons, all such persons have complied with the applicable reporting requirements, with the exception of John T. Glover, who inadvertently reported certain nominal gifts of stock to various charities approximately 12 months late.

INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP has audited the accounts of the Company and its subsidiaries for fiscal year 1998 and has been appointed by the board of directors to continue in that capacity for the Company's fiscal year ending December 31, 1999. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

ANNUAL REPORT TO SHAREHOLDERS

     Our Annual Report for the year ended December 31, 1998, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

     WE WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY HOLDER OF COMMON STOCK OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 15, 1999, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT EXHIBITS THERETO. We will provide copies of the exhibits, if they are requested by eligible shareholders, and we may impose a reasonable fee for providing such exhibits. Request for copies of our Annual Report on Form 10-K should be mailed to:

                                Post Properties, Inc.
                                One Riverside
                                4401 Northside Parkway, Suite 800
                                Atlanta, Georgia 30327-3057
                                Attention: Secretary

SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at our 2000 Annual Meeting of Shareholders must be received by us on or before December 1, 1999 to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the board of directors in connection with such meeting. Any shareholder proposals intended to be presented from the floor at our 2000 Annual Meeting of Shareholders must be received by us on or before April 10, 2000 or the persons appointed as proxies may exercise their discretionary voting authority with respect to the shareholder proposal.

OTHER MATTERS

     The board of directors knows of no other matters to be brought before the Annual Meeting.

EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock. In addition, we have retained Corporate Communications, Inc. to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mails, by telephone or by personal calls. The anticipated cost of the services of Corporate Communications, Inc. is a fee of $5,000 plus expenses.

                                          By Order of the Board of Directors,
                                          /s/ Sherry W. Cohen
                                          Sherry W. Cohen
                                          Executive Vice President and Secretary
Atlanta, Georgia
March 31, 1999

                             POST PROPERTIES, INC.

                                     PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 7, 1999


The undersigned hereby appoints John A. Williams and John T. Glover each proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Post Properties, Inc. The undersigned would be entitled to vote these shares if personally present at the Annual Meeting of Shareholders, or at any adjournment thereof. The Annual Meeting will be held on Friday, May 7, 1999, at 9:00 a.m., local time, at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will vote on the matters described in both and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON MAY 7, 1999. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

--------------------------------------------------------------------------------
  Please sign exactly as your name or names appear hereon. For more than one owner as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name authorized person.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?


----------------------------------          ------------------------------------


----------------------------------          ------------------------------------


----------------------------------          ------------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

----------------------------------------    1. To elect one (1) director to serve until the 2000 Annual
          POST PROPERTIES, INC.                Meeting of Shareholders and three (3) directors to serve
----------------------------------------       until the 2002 Annual Meeting of Shareholders:
                                                                                                          FOR ALL    WITH-   FOR ALL
                                                                                                          NOMINEES   HOLD    EXCEPT
                                               TO SERVE UNTIL THE 2000 ANNUAL MEETING:                      [  ]     [  ]     [  ]
                                               Russell E. French

                                               TO SERVE UNTIL THE 2002 ANNUAL MEETING:
                                               Zell Miller, Charles E. Rice, John A. Williams

                                               (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE
                                               "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S) IN
                                               THE LIST ABOVE. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S)).


                                               THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY
                                               WILL BE VOTED FOR THE ABOVE-STATED PROPOSAL.


Please be sure to sign    --------------
 and date this Proxy.     Date
----------------------------------------       Mark box at right if an address change or comment has been noted on the reverse
                                               side of this card                                                                [  ]

----------Shareholder sign here---------


-----------Co-owner sign here-----------